EXHIBIT 10.5

BY XTREME CUBES CORPORATION

PROPOSAL

SOLD TO:	Facility	8,784 sq. ft.
Allied Health		
	Project	8,784 sq. ft.
ATTN: David Weinkauf		

QUOTE #	2933
PROPOSAL DATE	5/14/19
PROPOSED SHIP DATE	TBD
TERMS	50% Due Upon Order 50% Due Upon Notice of Ready to Ship
SHIP VIA	Best Way
FOB	**8370 Eastgate Rd Henderson, NV 89015**

SHIP TO:
SAME

DESCRIPTION	NET	TOTAL
Cannabis Facility Cubes		
Approximately 8,784 sq. ft.		
72ft x 122ft x 12ft Cannabis Facility Xtreme Cubes (NEW 2019)	$ 2,182,503.00	$ 2,182,503.00
- Approximate floor area 8,784 sq. ft.		
SUBTOTAL COST OF CUBES - FOB HENDERSON, NV		**$ 2,182,503.00**
NOT INCLUDED IN ABOVE TOTAL		
Estimated Sales Tax on materials only		$ 90,030.00
DESIGN, ENGINEERING AND SOFT COSTS (not included in above totals)		
Schematic Design		$ 17,500.00
Engineered Stamped Drawings (Structural and MEP)		$ 26,500.00
Transportation Wraps @ $1,200 per Cube		$ 26,400.00
Third Party Architect of Record		TBD
Transportation Allowance		TBD
Cube Site Services Allowance (3 month period)		TBD

PROPOSAL VALID FOR 30 DAYS FROM ABOVE DATE

Allied Health

Phil Andersch Cell: (702) 409-9272
Xtreme Cubes Corporation

DESCRIPTION AND ASSUMPTIONS

36ft x 84ft Cannabis Facility Xtreme Cubes (NEW 2019)
- Approximate floor area 8,784 sq. ft.

Qty	Description
1	8'W x 32'L x 12'H Space Frames w/ Built-in Fork Pockets
1	8'W x 40'L x 12'H Space Frames w/ Built-in Fork Pockets
3	10'W x 32'L x 12'H Space Frames w/ Built-in Fork Pockets
3	10'W x 40'L x 12'H Space Frames w/ Built-in Fork Pockets
7	12'W x 32'L x 12'H Space Frames w/ Built-in Fork Pockets
7	12'W x 40'L x 12'H Space Frames w/ Built-in Fork Pockets
-	14GA Formed Steel Wall Panels per Structural
26	3ft x 7ft Steel Man Doors
18	4ft x 7ft Steel Man Doors
1	10ft x 11ft Security Shutter
2	9ft x 11ft Glass Storefronts
1	4ft x 11ft Window
20	Exterior Load Centers and Breakers
-	Electrical Quick-connect Plugs
66	4ft Interior LED Lights
30	Light Switches
24	Spring-loaded Timer Switches
12	Variable Speed Switches
7	Exterior Lights
48	Duplex Outlets
62	2-port Data Jacks (run to J-box)
20	Explosion-proof 4ft Lights
3	Explosion-proof Switches
7	Explosion-proof Receptacles
-	Split System HVAC w/ Ductwork and Carbon Filtration (66 tons)
1	10ft Air Curtain
1	5-ton HRV w/ DC Motor, 65% SRE @ 32F
4	Explosion-proof Exhaust Fans
2	Emergency Exhaust Control Systems
2	Bathroom Exhaust Fans
2	Wall-mount Toilets
2	Lavatories
2	Sets of Three ADA Grab Bars
2	Electric Tankless Water Heaters
1	Mop Sink
2	32" x 32" Shower Enclosures
12	Water Recovery Systems w/ Pumps
20	Actuating Grow Tables
3	30" x 84" Stainess Steel Work Tables
20	2ft x 6ft x 8ft Bulk Storage Rack Shelving
20	2ft x 5ft x 8ft Bulk Storage Rack Shelving
4	1ft x 8ft x 8ft Bulk Storage Rack Shelving
9	Quest 155 Dehumidifiers
4	14" Vortex Fans
8	14" x 48" Phresh Filters
56	20" Oscillating Fans
48	Gavita Pro 1000DE Grow Lights
3	Gavita Master Controllers
10	3-megapixel Cameras
4	Panoramic Cameras
-	Imron Polyurethane Paint - Xtreme White
-	3/16" Smooth Steel Plate Flooring w/ Non-slip Coating
-	Utilite Wall and Ceiling Paneling
-	Two Layers of 5/8" Drywall under FRP in Extraction Rooms
-	R-21 Spray Foam Insulation in Walls
-	R-28 Spray Foam Insulation in Floor
-	R-38 Spray Foam Insulation in Roof
-	All Plumbing Parts and Labor

Client Initials:____________________

EXCLUSIONS

Proposal price does not include:
Electrical devices, mechanical devices, or appliances except where noted
Exterior cladding
Sloped roof assembly
Fire Suppression
Site Preparation
Foundation
Installation
Delivery
Sales Tax
Local Building Permits
Subject to final engineering and design
Subject to verification of local jurisdiction code requirements

Client Initials:____________________

GENERAL TERMS AND CONDITIONS OF SALE

1. **Definitions**. (a) "Contract" means the Order, and these Terms and Conditions.; (b) "Xtreme" means Xtreme Manufacturing, LLC, a Nevada limited liability company; (c) "Goods" means the products purchased by Purchaser as described in the Order; (d) "Order" means the written sales order acknowledgment/confirmation located on the front side hereof for the purchase of the Goods placed by Purchaser; (e) "Purchaser" means the person, firm or company placing the Order; (f) "Purchase Price" means the total price for the purchase of the Goods as specified in the Order; and (g) "Terms and Conditions" means the General Terms and Conditions of Sale binding on the parties, and are set forth in the following numbered paragraphs.

2. **Acceptance**. Xtreme's acceptance of Purchaser's purchase order is expressly made conditional on Purchaser's acceptance of the Terms and Conditions, which are in lieu of any additional or different terms contained in Purchaser's purchase order or other document or communication pertaining to Purchaser's order of the Goods. Purchaser's assent to the Terms and Conditions herein shall be conclusively presumed from Purchaser's acceptance of all or any part of the Goods, or from payment buy Purchaser for all or any part of the Goods. None of these Terms and Conditions may be added to, modified, superseded, or otherwise altered, nor shall any other terms or conditions proposed by Purchaser, which is different from or in addition to the Terms and Conditions, shall bind Xtreme, and shall be of no effect, unless expressly agreed to a signed writing by Xtreme. Failure of Xtreme to object to any other terms or conditions which may be contained in any document or form of Purchaser shall not be construed as a waiver of these Terms and Conditions, nor as an acceptance of any such terms and conditions.

3. **Purchase Price/Payment**. Purchaser shall be responsible for the Purchase Price along with freight, insurance, impounds, tariffs, duties, and sales, use, excise, or any other taxes or assessments levied by an federal, state, municipal , or other governmental authority. Purchaser shall pay Xtreme the Purchase Price, in United States currency, in accordance with the terms described in the Order. Full payment of the Purchase Price, along with any applicable taxes, impounds, tariffs, or duties, shall be paid to Xtreme, by wire transfer or in immediately available funds, within ten (10) calendar days following the date of the Order.

4. **Inspection/Acceptance of Goods**. Purchaser shall have the responsibility for inspecting the Goods for apparent loss or damage immediately upon arrival at the delivery point. Purchaser shall be deemed to have accepted the Goods if, within three (3) business days following delivery of the Goods, Purchaser fails to notify Xtreme, in writing, of any non-conformity with the specifications of the Order.

5. **Delivery of Goods**.

5.1 Shipment Terms. Except as otherwise provided in the Order, Shipments of Goods shall be at Purchaser's expense and F.O.B. Xtreme's manufacturing or warehouse facilities. Title and risk of loss or damage shall pass from Xtreme to Purchaser upon Xtreme's delivery of Goods to the carrier specified by Xtreme. Xtreme shall not responsible for any expense related to the loading of Goods onto carrier's conveyance or delay of shipment thereafter.

5.2 Portion of Goods Available. If only a portion of Goods is available for shipment, Xtreme shall notify Purchaser and ship the available Goods, unless otherwise agreed to by the Parties. Notwithstanding anything to the contrary herein, Xtreme's shipment of the available Goods shall not constitute a breach, default, or otherwise entitle Purchaser to claim any remedy against Xtreme, provided that Xtreme delivers the remainder of the Goods to Purchaser within a reasonable time thereafter.

5.3 Cost and Expenses. Xtreme shall not be responsible for any cost or expense associated with shipment of Goods, which shall include but is not limited to: transportation charges, freight, duties, taxes, or any other charge associated with early shipment or the return of over shipments by Purchaser.

6. **Warranty**. Xtreme warrants that new Goods manufactured by it and delivered hereunder will be free of defects in material and workmanship for the periods of time specified in the applicable warranties of the Xtreme for such Goods, which are incorporated herein by reference. Purchaser shall be obligated to promptly report any failure to conform to the applicable warranty to Xtreme in writing within the applicable warranty period, whereupon Xtreme shall, at its option, correct such nonconformity by suitable repair to such Goods or furnish a replacement part F.O.B. point of shipment, provided Purchaser has stored, installed, maintained and operated such Goods in accordance with good industry practices and has complied with specific recommendations of Xtreme. Xtreme shall not be liable for any repairs, replacements, modifications, or adjustments to the Goods or any costs of labor performed by Purchaser or others without Xtreme's prior written approval. The effects of corrosion, erosion and normal wear and tear are specifically excluded from the Xtreme's warranty. Accessories or equipment furnished by Xtreme, but manufactured by others, including, but not limited to, engines, tires, batteries, engine electrical equipment, hydraulic transmissions, and carriers, shall carry whatever warranty the manufacturers have conveyed to Xtreme and which can be passed on to Purchaser. **XTREME MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, AND XTREME EXPRESSLY DISCLAIMS THE SAME, UNLESS SPECIFICALLY SET FORTH HEREIN.** Correction by Xtreme of nonconformities, whether patent or latent, in the manner and for the period of time provided above, shall constitute fulfillment of all liabilities of Xtreme for such nonconformities, whether based on contract, warranty, negligence, indemnity, strict liability or otherwise with respect to or arising out of such Goods.

7. **Compliance with Laws**. Each party shall, at all times, comply with all laws, rules and regulations applicable to their obligations under this Order. Each party shall furnish any information required to enable the other to comply with such laws, rules and regulations, or otherwise confirm compliance with such laws, rules and regulations, or with the provisions of this Order.

8. **Default**. If Purchaser fails to perform or breaches any non-monetary performance obligation, Xtreme may terminate, in part or whole, any part of this Order, unless Purchaser resolves the breach within five (5) calendar days after receipt of Xtreme's notification of Purchaser's breach. In the event Purchaser fails to pay any amount as and when stated herein, the balance of the Purchase Price shall immediately become due and owing and shall accrue interest thereon and the rate of eighteen percent (18%) per annum. In the event that Xtreme terminates this Order in whole or in part as provided herein, Purchaser shall reimburse Xtreme upon demand for all actual damages suffered as result of such breach, including, but not limited to, attorney's fees and costs.. The rights and remedies granted to Xtreme pursuant to this Order are in addition to, and shall not limit or affect, any other rights or remedies available at law or in equity.

9. **Assignment**. Purchaser may not assign this Order without the express written consent of Xtreme, provided, however, that Xtreme may assign this Order to its successors, as well as to any entity or corporation now or hereafter owned or affiliated with Xtreme.

10. **Indemnity**. To the maximum extent allowed by law, Purchaser shall defend, hold harmless, and indemnify Xtreme, its officer, directors, employees and agents, affiliates and subsidiaries, against all sums, costs, liabilities, losses, obligations, suits, actions, damages, penalties, fines, interest and other expenses (including investigation expenses and attorneys' fees) that Xtreme may incur or be obligated to pay as a result of (i) Purchaser's acts or omissions, use, ownership, maintenance, transfer, transportation or disposal of the Goods, or anyone for whom Purchaser is responsible; (ii) if manufactured to Purchaser's specifications, any infringement or alleged infringement of the industrial and intellectual property rights of others arising from Purchaser's plans, specifications (including Purchaser's trademarks and brand names) or production of the Goods ordered by Purchaser; or (iii) Purchaser's violation or alleged violation of any federal, state, county or local laws or regulation, including without limitation, the laws and regulations governing product safety and labor practices.

11. **Governing Law**. This Contract shall be governed by the laws of the state of Nevada and the parties hereto acknowledge and submit to the exclusive jurisdiction of the courts located in Clark County, Nevada.

12. **Insurance**. Purchaser shall maintain, at its expense, a comprehensive general liability insurance policy covering claims of bodily injury, including dealing with property damage that may arise out of use of the Goods or acts or omission of Purchaser under this Order. Such policy or policies shall provide a coverage minimum of $2,000,000 USD per occurrence. Upon written request by Xtreme, Purchaser shall promptly supply Xtreme with certificates of insurance of such policies naming Xtreme as an additional insured.

13. **Intellectual Property**. The Xtreme name and logo, and all related product and service names, design marks and slogans are the trademarks of Xtreme. All intellectual property rights are expressly reserved herein, and Purchaser shall not in any manner whatsoever infringe on any copyright, trademark, service mark, trade secrets, logo, patent, or other intellectual property rights of Xtreme without the prior written consent of Xtreme.

14. **Limitations of Liability**. THE REMEDIES OF PURCHASER SET FORTH HEREIN ARE EXCLUSIVE, AND THE TOTAL LIABILITY OF XTREME WITH RESPECT TO THIS CONTRACT OR THE GOODS FURNISHED HEREUNDER, WHETHER BASED ON CONTRACT, WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHERWISE, SHALL NOT EXCEED THE PURCHASE PRICE OF THE GOODS UPON WHICH SUCH LIABILITY IS BASED. XTREME SHALL IN NO EVENT BE LIABLE TO PURCHASER, ANY SUCCESSORS IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE OF THIS CONTRACT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS CONTRACT OR ANY BREACH THEREOF, OR ANY DEFECT IN, OR FAILURE OF, OR MALFUNCTION OF THE GOODS HEREUNDER, WHETHER BASED UPON LOSS OF USE, LOST PROFITS OR REVENUE, INTEREST, LOST GOODWILL, WORK STOPPAGE, IMPAIRMENT OF OTHER GOODS, LOSS BY REASON OF SHUTDOWN OR NON-OPERATION, INCREASED EXPENSES OF OPERATION, COST OF PURCHASE OF REPLACEMENT POWER OR CLAIMS OF PURCHASER OR CUSTOMERS OF PURCHASER FOR SERVICE INTERRUPTION, WHETHER OR NOT SUCH LOSS OR DAMAGE IS BASED ON CONTRACT, WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHERWISE.

15. **Miscellaneous**. Any waiver, or purported or implied waiver, by Xtreme of the Contract shall not be deemed to be a waiver unless it is in a writing signed by an authorized officer of Xtreme. Any such waiver shall not prejudice the rights of Xtreme in respect of any breach of Purchaser which is not specifically set forth in such waiver. The invalidity, illegality or unenforceability of any provision of the Contract shall not affect the validity, legality, or enforceability of any other provision of the Contract, which shall remain in full force and effect. The Contract contains the entire understanding between Xtreme and Purchaser and supersedes all prior understandings and agreements in respect of the subject matter stated herein. The Contract may not be modified or amended unless agreed to in a writing signed by the parties. Xtreme shall not liable for any failure or delay on its part in performing its obligations under the Contract if such failure or delay is due to "Force Majeure" conditions in whole or in part, including, but not limited to, strikes, governmental restrictions and controls, wars, riots, fire, floods, earthquakes, and other acts of God. The Contract shall not create and is not intended to create any relationship between the parties other than supplier and purchaser. Any notice required or permitted to be given hereunder shall be in writing and delivered to the addresses set forth in the Order

Client Initials:____________________